Exhibit 8.1

February 29, 2012

Rayonier Inc.

1301 Riverplace Boulevard, Suite 2300

Jacksonville, Florida 32207

Ladies and Gentlemen:

You have requested our opinion concerning the accuracy of the tax discussion in the prospectus contained in the Registration Statement on Form S-3 filed by Rayonier Inc. (“Rayonier”), Rayonier Operating Company, LLC (“ROC”), Rayonier TRS Holdings Inc. (“TRS”), and Rayonier Forest Resources, L.P. (“Forest”) with the Securities and Exchange Commission (the “SEC”) on February 29, 2012 (the “Registration Statement”), relating to the offering of:

(1)	common shares of Rayonier;

(2)	preferred shares of Rayonier;

(3)	warrants to acquire preferred or common shares of Rayonier;

(4)	debt securities of Rayonier, ROC, TRS and/or Forest;

(5)	guarantees of the Debt Securities issued by Rayonier, ROC, TRS and/or Forest; and

(6)	warrants to acquire Debt Securities of Rayonier, ROC, TRS and/or Forest.

We have examined the Registration Statement and such other documents as we have considered necessary or appropriate for purposes of issuing our opinion. We also have received certain representations from an officer of Rayonier (the “Officer’s Certificate”). In rendering the opinion set forth below, we have relied upon the Officer’s Certificate, the information presented in the Registration Statement and other documents, without undertaking any independent verification of the accuracy or completeness of those matters.

In our review, we have assumed that each representation in the Officer’s Certificate and all other information that we reviewed is true and correct in all material respects and will remain true and correct, that all obligations imposed by any documents on the parties have been or will be performed, that the Registration Statement and the other information fairly describes the past and expected future actions of the parties, that Rayonier has been and will be operated in a fashion consistent with the expectations described in the Registration Statement and the Officer’s Certificate, and that we will be asked to redeliver this opinion prior to the issuance of any securities pursuant to the Registration Statement based on the facts, conditions and circumstances existing on the date of such redelivery. We have not made an independent investigation of the accuracy or completeness of those matters and have assumed that the information made available to us accurately and completely describes all material facts relevant to our opinion.

Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Riyadh Shanghai Tokyo Washington	2001 Ross Avenue, Suite 3700, Dallas, TX 75201 Tel 214.220.7900 Fax 214.220.7716

February 29, 2012 Page 2

Based on the facts, assumptions and representations referred to above, and subject to the analysis, qualifications and assumptions presented under the heading “Certain Federal Income Tax Consequences” in the Registration Statement, all statements of legal conclusions contained in that section, except where noted, are our opinion with respect to the matters set forth therein as of the effective date of the Registration Statement.

Our opinion is based on our interpretation of the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations, judicial authority and administrative rulings and practice, all as in effect as of the date hereof. There can be no assurance that future legislative, judicial or administrative changes or interpretations, either prospective or retroactive in application, will not adversely affect the accuracy or applicability of the conclusions set forth herein. We do not undertake to advise you as to any such future changes or interpretations unless we are specifically retained to do so. Our opinion will not be binding upon the Internal Revenue Service or the courts, and neither will be precluded from adopting a contrary position.

This opinion is furnished to you, and is for your use in connection with the transactions set forth in the Registration Statement. This opinion may not be relied upon by you for any other purpose or furnished to, assigned to, quoted to or relied upon by any other person, firm or other entity, for any purpose, without our prior written consent.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to us in the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.
Vinson & Elkins L.L.P.